Exhibit 10.29

July 2, 2004

Mr. Alireza Saifi

Dear Alireza Saifi:

On behalf of Axesstel, Inc. (Axesstel), I am pleased to offer of employment to you for the position of VP/Finance working in our US office and, reporting to Mr. David Morash. Your date of employment is anticipated to be on July 8, 2004.

Annual Base Salary:	U.S. $155,000 paid semi-monthly.

Stock Options:	As an employee of Axesstel, you will be granted 150,000 (One Hundred Fifty Thousand) Stock Options on the first day of employment subject to the Board’s approval. Stock Options grant shall be awarded based on the closing price of the stock on that day. You will be responsible for all taxes levied in conjunction with a common stock grant to the Internal Revenue Service. If, within the first thirty six months of employment, your employment is terminated, if you resign or ends in any other way, any stock options not granted to you shall be returned to the company based on a pro-rata calculation monthly for the remainder of the term.

Benefits:	As an employee of Axesstel, you will be eligible for ten days of paid vacation per year as well as health and dental benefits for yourself and eligible dependants, which shall be offered in compliance with the labor laws of USA. For each year of employment, you will earn one (1) day of Vacation day for the following year. Subject to any approval by the Board and/or Shareholders, if required, you will be eligible for any executive benefit appropriate for your grade and performance level.

Your entire business time, attention, energies, skills, learning and best efforts shall be devoted to the business of Axesstel. You agree that during the term of your employment with Axesstel, you shall not carry on, directly or indirectly, and whether or not for compensation, any business activities that compete directly or indirectly with Axesstel. The foregoing shall not be construed as preventing you from participating in social or civic associations if such participation does not interfere with the performance of your duties hereunder.

You represent that your employment by Axesstel does not and will not breach or constitute an event of default under any agreement (i) obligating you to keep in confidence proprietary information acquired by you in confidence or in trust prior to, or at any point throughout, your employment by Axesstel, (ii) obligating you to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit your employment or activity in any business in which you may compete, directly or indirectly, with any other business, or which might by application have such an effect. You have not entered into, and you agree that you will not enter into, any agreement (either written or oral) in conflict herewith.

You understand, acknowledge and agree that, as part of the consideration for your employment or continued employment by Axesstel, you have not brought and will not bring with you to Axesstel or use in the performance of your responsibilities at or for Axesstel any equipment, supplies, facility or trade secret or other proprietary information of any former employer or customer which are not generally available to the public, unless you have obtained (and provide herewith to Axesstel a copy of) written authorization for their possession and use.

You also understand that, in your employment by Axesstel, you are not to breach any obligation of confidentiality that you have to others, and you agree that you shall fulfill all such obligations during your employment by Axesstel. A copy of a any document reflecting any such obligation, or a description thereof if no document is available, is provided herewith to Axesstel.

Axesstel is an at-will employer and as such your employment must be entered into voluntarily and for no specific period. As a result, you are free to resign or the Company may terminate your employment at any time, for any reason, with or without notice. For the first ninety days upon your first date of employment, this period shall be considered a probationary period, during which you may evaluate Axesstel as an employer and whereas Axesstel may evaluate your performance. Upon the expiration of this probationary period, your employment will continue unless notified otherwise.

If the terms outlined above are acceptable to you, please sign below and return the original to me. You will be required to sign an Employee Inventions and Proprietary

Rights Assignment Agreement as a condition of your employment. This letter, along with an agreement relating to proprietary rights between you and the Company set forth the terms of your employment with the Company and supersede any prior agreements, whether written or oral. This letter may not be modified or amended except in writing, signed by the Company and you.

Axesstel is an exciting company with what we believe is an excellent opportunity for growth and success. The strength of our technology and the quality of our team members will make us the leader in our industry. We look forward to your joining the Axesstel team!

Sincerely,

/s/ David Morash

Axesstel Nevada, Inc.

David Morash, President/COO

I hereby accept this offer of employment:

/s/ Alireza Saifi Alireza Saifi	7-12-04 Date